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To the Shareholders of LifeMD,

As I sit down to write our fourth annual letter to LifeMD shareholders, I can say with complete conviction that I have never been more optimistic or more excited about the state of our business. The platform we spent the last several years building has matured into something truly special, and the pace at which it is improving the lives of our patients, and the durability of the competitive moat we are constructing around it, continue to exceed our own expectations.

The single most important way I measure progress at LifeMD is by the number of people we help. By that measure, 2025 was the best year in our history, and 2026 is off to an even stronger start. What began as a men's sexual health platform in December of 2019 has grown into one of the most comprehensive virtual care companies in the United States, spanning weight management and GLP-1 therapy, men's and women's health, psychiatry, cardiology and a rapidly expanding portfolio of specialty care and pharmacy offerings. Today, LifeMD supports more than 322,000 active patients across all 50 states, and our affiliated medical group has now completed approximately 1.5 million virtual consults since inception. Our platform has facilitated more than 400 million patient interactions, and on a typical day more than 120,000 unique visitors come to LifeMD looking for care. In total, more than 622,000 Americans have entrusted a LifeMD-affiliated provider with their health. For a company that five years ago was helping a few thousand people a year, this is a remarkable milestone, and one I do not take for granted.

400M+ Platform Interactions	322k+ Active Patients	120k+ Unique Daily Website Visitors

Behind these numbers are real people with real stories. Hardly a day goes by that I don't personally witness a transformational story about how LifeMD has changed someone's life — a patient in a rural county who had not seen a physician in years and is now managing their blood pressure and weight through our platform; a woman in her fifties finally getting thoughtful, evidence-based care for the symptoms of menopause after being dismissed elsewhere; a man who lost 60 pounds on our weight management program and, for the first time in his adult life, is off blood pressure medication; a patient struggling with insomnia who found a prescription medication through LifeMD that worked much better than what was accessible over the counter at their local pharmacy. These stories arrive in my inbox, in our patient reviews, and in the messages our providers share with our leadership team. They are the reason we come to work

every day, and they are the most honest scorecard we have. What we are building at LifeMD is, at its core, a noble pursuit: making high-quality healthcare accessible to every American, regardless of where they live, what they earn, or how the traditional system has failed them. One story that especially moved me: a patient on our weight management program whose children, Christopher and Isabelle, wrote the following letter to their parents after watching them transform their health through LifeMD. It is the most powerful reminder I have of why this work matters.



Dear mom and dad, No amount of words can express how proud we are of both of you. We admire how determined the two of you are in your weight loss journey. It inspires Isabelle and I to better ourselves. Mom, your smile is infectious; we can feel your joy radiating from you now. Your smile is brighter than ever, and we're thrilled to see your growth as a person. Dad, you've always been so adventurous and brave it's one of the things we've always admire most about you. We can't wait to make even more amazing memories and adventures together. It's been an honor to have your last name to represent both of you. Thank you for being our parents, I don't know if any one could be more inspirational than you two.

Love,

Christopher and Isabelle

We achieved these results against the backdrop of an American healthcare system in crisis, where more and more patients struggle to access quality care, wait times continue to lengthen, and provider shortages are worsening in nearly every specialty. The quality of care behind these stories is, I believe, the best in telehealth. 99% of our consults start on time. 98% of our patients report that they are satisfied with their care. Our affiliated providers maintain an average rating of 4.9 out of 5 across tens of thousands of post-visit reviews. Our medical group now treats more than 200 different conditions across primary and specialty care, and does so with a consistency and clinical rigor that I'm incredibly proud of. It is possible to grow quickly and deliver exceptional care at the same time and our team is proving that every day. I have a deep sense of pride for the quality of care provided by the doctors, nurse practitioners, and medical assistants who show up day in and day out to help patients access care, medications, and health and wellness support that in some cases can be the difference between life and death.

Our growth reflects this. Telehealth revenue grew from $158 million in 2024 to $194 million in 2025, and we expect to end 2026 at a $250 million annualized revenue run rate, representing a five-year revenue CAGR of roughly 45%. More importantly, the underlying unit economics of the business such as retention, lifetime value, pharmacy margins, and operating leverage — continue to strengthen as we scale. With ~90% gross margins in our pharmacy operations, a 50-state direct-to-patient pharmacy, 503-A compounding licensure now across 35 states (and on

track for all 50 by year end), strategic collaborations with Eli Lilly and Novo Nordisk, and a rapidly expanding benefits infrastructure that already covers 112 million lives and will exceed 230 million in the second quarter of this year, we have never been better positioned to serve our patients affordably or to generate durable value for you, our shareholders.

And we are still very early. Our platform addresses a roughly 500 million visit annual care gap in the United States. More than 100 million Americans are eligible for GLP-1 therapy and fewer than 10% have tried it. Half of U.S. counties lack an OB-GYN. Millions of men are quietly going without care for sexual health, hormonal health, and mental health because the legacy system has failed them. LifeMD was built to close these gaps, and we intend to do exactly that.

The rest of this letter details how we plan to get there — our strategy across our highest-growth verticals, our durable AI advantage, the continued build-out of our benefits and pharmacy infrastructure, and the financial framework we are managing the business against. But I wanted to open by saying, clearly and without hedging, that this is the most exciting moment in LifeMD's history. We are helping more patients, delivering better care, operating more profitably, and building a more defensible business than at any prior point. I'm deeply grateful to the patients who trust us, the providers and employees who make the work possible, and to you — our shareholders — for continuing to believe in what we are building.

Raising the Quality Bar in Direct-to-Consumer

Perhaps the single highest-leverage decision we made in the last twelve months was to aggressively raise the quality bar on our direct-to-consumer business. The telehealth industry has, frankly, earned some of its recent skepticism. A wave of venture-funded companies raced into consumer health over the last few years with the business model of a performance-marketing agency and the clinical depth of a landing page. We saw the damage that approach was causing — to patients, to the reputation of virtual care, and ultimately to the economics of companies that prioritized volume over clinical integrity. We made a deliberate choice to go the other direction. Over the last year we meaningfully tightened our clinical protocols, expanded our medical leadership, invested heavily in patient experience, and walked away from categories, channels, and partners that did not meet our standards. We also formed what we believe are long-term collaborations with two of the largest pharma companies in the world. In the short term this cost us growth and a considerable amount of what is easiest to call

‘easy money’; in the long term it is the single most important investment we can make. Patients who receive high-quality care stay longer, refer friends, and get better outcomes — and those are the only three things that compound in this industry.

The result is a highly focused business that is growing in a very deliberate and durable manner. We are building a platform that supports the full continuum of care — virtual urgent care, specialty programs, labs, personalized pharmacy products, and wellness products and services — with a focus on delivering differentiated, affordable options for both self-pay and insurance-covered patients with strong retention rates. Our goal is not a one-time transaction; it is a longitudinal care relationship in which a patient trusts LifeMD as their front door to healthcare. All internal indications tell us this approach is working: membership growth and retention rates are trending toward levels we have not seen anywhere in the industry. That shift — from transaction to relationship — is the real story of LifeMD in 2025 and 2026, and it is what gives us the confidence to invest behind the programs described below.

Women’s Health

Few things we have built in the history of this company make me as proud as the Women’s Health program we formally launched earlier this year. The clinical need is staggering and almost entirely unaddressed: half of U.S. counties do not have a practicing OB-GYN, new-patient wait times in many markets now exceed two months, and tens of millions of women in perimenopause, menopause, and the broader reproductive and hormonal health space are being dismissed, under-treated, or handed a prescription with no follow-up. As we saw in GLP-1, a flood of overnight telehealth brands have rushed in to “solve” this — and the uncomfortable truth is that most of them are not practicing healthcare at all. They are direct-marketing engines pushing powerful medications at women with little meaningful clinical oversight, and the consequences can be deeply harmful, even fatal.
LifeMD built Women’s Health the right way. We assembled a team of exceptional advisors, clinical leaders, and operators, many of them from the most respected academic and health-system programs in the country. We designed the program around longitudinal care rather than a single prescription: comprehensive intake, appropriate labs, thoughtful differential diagnosis, and ongoing management with providers who are specifically trained and credentialed for this patient population. Our protocols were developed and are continuously refined by physicians who have spent their careers in women’s health, not by marketers. We

believe this is, without exaggeration, one of the highest-quality women's health programs available in the United States today — delivered at a price point and convenience level the legacy system simply cannot match.

And the early results have exceeded our expectations. Patient volumes are growing week over week and retention is pacing well ahead of anything we've ever offered. We expect Women's Health to be one of our two or three largest contributors to incremental revenue growth over the next 24 months, and — as importantly — to be the kind of program that patients tell their sisters, mothers, and friends about. Quality, as always, is the growth strategy.

GLP-1, Weight Management, and Cardiometabolic Health

GLP-1 remains the single largest category opportunity in consumer healthcare in a generation. These are transformative medications that improve outcomes across a remarkable range of diseases — not only obesity, but type 2 diabetes, cardiovascular disease, end-stage kidney disease, cirrhosis, obstructive sleep apnea, and knee osteoarthritis. LifeMD is one of a very small number of platforms positioned to serve patients across this entire opportunity. Our strategic collaborations with Eli Lilly and Novo Nordisk are meaningful competitive advantages: they allow us to offer authentic, brand-name GLP-1 therapies at affordable cash prices, and they reflect the trust these two companies place in our clinical operations and patient experience. More than 100 million Americans are clinically eligible for GLP-1 therapy and fewer than 10% have ever tried it. Our view is that the durable winners in this category will not be the loudest marketers; they will be the platforms that combine affordable access with serious clinical care — appropriate titration, side-effect management, nutrition and behavioral support, and longitudinal follow-up for cardiometabolic health. That is exactly what we have built, and it is why our weight management patients stay with us significantly longer than industry benchmarks.

Cardiovascular disease remains the leading cause of death in the United States, and yet it is one of the most poorly managed categories in primary care. Our cardiology program — built with leading cardiologists and integrated tightly with our GLP-1, weight, hypertension, and lipid management offerings — is designed to bring specialist-level cardiometabolic care to patients who would otherwise wait months for an in-person consult, if they ever get one at all. Cardiology is a natural extension of the work we are already doing with hundreds of thousands of patients on blood pressure, cholesterol, and weight, and we expect it to become an increasingly

important contributor to both revenue and, more importantly, to outcomes over the coming years.

Men's Health and RexMD

RexMD continues to be one of the most differentiated men's health brands in the country. What began as a sexual health offering has evolved into a comprehensive men's health platform spanning hormonal health, hair, mental health, weight, and preventative cardiometabolic care. Men are notoriously underserved by the traditional system — they see physicians less often, delay care longer, and are meaningfully more likely to die of preventable conditions. RexMD exists to change that, and our data suggests it is working: patients who enter through a single concern are increasingly engaging with multiple programs over time, and RexMD's lifetime value metrics are now among the strongest in our portfolio. We expect Men's Health to continue to be a reliable engine of profitable growth in 2026 and a cornerstone of our multi-condition strategy.

The Virtual Care Opportunity

The indications we serve today — metabolic health, women's health and specialty care, and men's health and specialty care — represent some of the largest and most underserved populations in American healthcare. Tens of millions of patients in each of these categories are not receiving the care they need, not because the clinical knowledge doesn't exist, but because the traditional delivery system cannot reach them. The care gap is enormous: more than 100 million Americans are clinically eligible for GLP-1 therapy and fewer than 10% have tried it; half of U.S. counties lack a practicing OB-GYN; and millions of men go without treatment for conditions that are eminently treatable because the legacy system has made it inconvenient, expensive, or stigmatizing to seek help. These are not niche markets. They are the core of American healthcare, and the unmet need within them is measured in hundreds of millions of missed visits every year.

What makes LifeMD different from the vast majority of companies that carry the "telehealth" label is the depth and breadth of what our platform actually delivers. We are not a machine for high-volume asynchronous (message-based) consults and pharmacy fulfillment. We have built an integrated platform for delivering both synchronous and asynchronous care, lab services, retail and personalized compounded pharmacy — all in one. This is highly differentiating. Almost

every company that operates at our scale or greater is either focused on narrowly limited urgent care offerings or commoditizable pharmacy services that compete primarily on price. LifeMD competes on the quality, continuity, and comprehensiveness of the care experience itself.
A critical enabler of this model is our affiliated medical group, comprised of full-time providers who are deeply trained in the specialties we serve. This is not the 1099 contractor model that dominates the industry. Our providers are employees of LifeMD, aligned with our clinical standards and invested in the long-term outcomes of their patients. That structure allows us to deliver a range of specialty care offerings that require highly trained clinicians — personalized treatment plans, thoughtful medication management, lab-informed adjustments, and real provider-patient relationships built on trust. The result is materially stronger retention than what you see from transactional telehealth models, and it is the foundation upon which we are building durable, multi-condition care relationships. Our synchronous video visit offering, now enhanced with AI-powered clinical decision support, further strengthens this advantage by giving us more pricing flexibility and a stronger value proposition for patients — better pricing means more accessible care, which in turn drives higher loyalty, stronger retention, and higher cross-care rates as patients engage with multiple programs over time. These are the key ingredients in winning the virtual care race and driving enterprise value, and they are the direct result of building a platform that prioritizes clinical quality over transactional, commodity volume. And the tailwinds are only accelerating. Everything is starting to align for virtual care platforms built the way LifeMD is built. Agentic AI and the diagnostic and clinical decision-making tools emerging from large language models will meaningfully increase the quality and efficiency of virtual care providers. Regulators at the federal and state level continue to make policy decisions that encourage and prioritize virtual care delivery. In-home health technologies are becoming more powerful and will soon enable continuous monitoring, diagnostics, and health insights that make the home a more capable site of care than most physician offices. New in-home lab collection technologies like the Tasso device are poised to disrupt the legacy service-center collection model, eliminating one of the few remaining friction points in a fully virtual care experience. And more patients every year want their pharmacy delivered to their door rather than picking it up at a physical location.

These trends compound on one another to create, in my view, a perfect storm for companies like LifeMD. The future of healthcare is virtual-first, and LifeMD is one of the few companies positioned to lead in that new world — not because we are the biggest, but because we built the platform the right way from the beginning. We have the clinical infrastructure, the pharmacy

capabilities, the provider model, the AI advantage, and the regulatory readiness to serve patients across the full spectrum of care, affordably and at scale. And the best part of all of it is that the real winner will be patients — millions of Americans who will finally have access to high-quality, convenient, personalized healthcare that meets them where they are.

Diversifying Revenue: Payors, Pharma, Strategic Partners & Employers

For most of our history, LifeMD has been a direct-to-consumer business. Over the last eighteen months, we have quietly been laying the groundwork for several adjacent revenue streams that we believe will be meaningful long-term contributors. These include the expansion of our insurance capabilities, collaborations with large pharma, new strategic partnerships, and our offerings for employers.

Payors: Patients Want To Use Their Insurance

One of the clearest signals we see across our business is that patients want to use their health insurance. The rise of High Deductible Health Plans has made more Americans acutely cost-conscious about their healthcare spending, and the vast majority view their health insurance as something deeply valuable — a benefit they want to use to cover as much of their care as possible. This dynamic creates a powerful tailwind for LifeMD.
We have seen extremely attractive customer acquisition costs in our direct-to-consumer offerings that allow patients to use their insurance to cover their visit with a LifeMD provider — in some cases as much as 50% lower than our cash-pay channels in weight management. We also believe that retention will be meaningfully stronger when patients use their insurance, creating a more durable and higher-quality revenue stream over time.

We have also recently relaunched our Medicare program and are seeing strong demand among this population. I believe this demand could accelerate dramatically starting in July, once Medicare begins covering GLP-1 medications for obesity. I am extremely excited about the continued growth of our insurance programs at LifeMD and believe this will be one of the biggest contributors to increasing access to our virtual platform and to improving the quality of revenue in our business.

Pharma Is Going Direct to Patient

The pharmaceutical and healthcare landscape is undergoing a significant shift toward direct-to-patient and self-pay models, driven by a convergence of market, structural, and access forces. Eli Lilly and Novo Nordisk were early movers in this space, demonstrating that manufacturers could bypass traditional insurance channels and reach patients directly — particularly with high-demand GLP-1s — setting a precedent the broader industry is now following. At the same time, the widespread adoption of High Deductible Health Plans has fundamentally changed patient economics: millions of Americans are effectively self-pay for most of the year anyway, making transparent, fixed-price programs far more appealing than navigating opaque insurance adjudication. Virtual care has accelerated this further, as digital-first specialty programs can often deliver care at a fraction of the cost of traditional insurance-billed services, stripping out administrative overhead and eliminating the friction of prior authorizations. Geographic access remains a profound driver as well — in vast stretches of rural and underserved America, a virtual provider isn't just a convenient alternative, it's the only realistic option for specialty care. And underpinning all of it is growing frustration with PBM middlemen, whose rebate structures, formulary controls, and spread pricing have eroded trust among manufacturers, providers, and patients alike — pushing all parties to explore models where the transaction is simpler, more transparent, and the economics actually reach the patient.

The policy environment is increasingly validating this shift. The "One Big Beautiful Bill," signed into law on July 4, 2025, permanently reinstated first-dollar coverage for telehealth under High Deductible Health Plan-HSAs — meaning patients can now access virtual care before meeting their deductible without jeopardizing their HSA eligibility. It is anticipated that new solutions will come to market in 2026 allowing members to access lower self-pay prices through cash payments, with amounts still counting toward deductibles and out-of-pocket limits. For platforms like LifeMD, which operate at the intersection of virtual care and self-pay medication management, these policy tailwinds are transformative: they reduce the structural penalty of bypassing insurance, expand the addressable population of HDHP patients who can now afford virtual-first care, and accelerate the broader legitimization of direct-to-patient models that LifeMD has been building toward. As the regulatory and legislative environment catches up to consumer behavior, platforms purpose-built for this model stand to benefit disproportionately.

LifeMD's position in this evolving landscape is not theoretical — it is already proven. Our collaborations with Eli Lilly and Novo Nordisk in the GLP-1 space have been among the most successful direct-to-patient programs in the industry, helping tens of thousands of Americans access trusted, FDA-approved medications and the ongoing clinical care that goes with them — care that, for many of these patients, simply would not have been available through traditional channels. The results of these partnerships have reverberated across the pharmaceutical industry: manufacturers who once viewed direct-to-patient as a niche or experimental channel are now actively working to define their own self-pay and direct access strategies. LifeMD is already engaged in a number of these conversations across additional clinical areas that map naturally onto our existing platform infrastructure — telehealth, pharmacy integration, chronic care management, and patient engagement at scale. And the opportunity ahead is substantial: with over 60 additional GLP-1 medications currently working their way through the FDA pipeline, spanning new indications, formulations, and combinations, we believe LifeMD's platform will be part of the commercial and access strategy for the majority — if not all — of these compounds as they come to market. We have built the infrastructure, demonstrated the outcomes, and earned the trust of the industry's most important partners. The direct-to-patient revolution in pharma is no longer coming — it is here, and LifeMD is at the center of it.

Transformational Strategic Partnerships & Enterprise

LifeMD has a track record of bringing transformational strategic partnerships across the finish line. We believe our platform is one of the only in the United States that can deliver virtual urgent care, specialty care, pharmacy, and labs under a single, demographically agnostic brand known for quality and accessible healthcare. As AI technologies continue to lower the cost of healthcare interactions, we believe they will catalyze significant interest from large subscription businesses looking to offer virtual healthcare and pharmacy services directly to their customer bases. We have already begun a number of these discussions, have built a deep pipeline, and are excited about the impact these partnerships could have on access to care and on our growth in the year ahead.

We have also continued to grow our employer solutions business earlier this year, and the results and satisfaction levels have been strong. We believe there is a significant opportunity in the GLP-1 space to go directly to employers, providing affordable, clinically managed weight

management programs that reduce healthcare costs while improving employee health outcomes.

AI at LifeMD

We are using AI aggressively, thoughtfully, and — as with everything else — with quality as the non-negotiable. AI is not a pilot or an experiment at LifeMD; it is increasingly the substrate underneath how we build software, how our providers practice, and how we run our back office. On the technology side, our engineering velocity is materially higher than it was a year ago. Features that used to take a quarter now ship in weeks, and a small, senior engineering team is out-building teams many times its size. On the clinical side, AI-assisted intake, documentation, and decision support are beginning to allow our providers to spend less time charting and more time with patients, while improving consistency and adherence to protocol. On the operational side, AI-driven automation across patient support, revenue cycle, compliance, and G&A is producing real, measurable reductions in cost per patient and cost per consult — savings we intend to reinvest in clinical quality, patient access, and price.

We believe healthcare is one of the industries where AI will have the most profound long-term impact, and we believe LifeMD is one of a very small number of companies with the right combination of data, clinical infrastructure, pharmacy, and regulatory footprint to responsibly deploy it at scale. We will continue to invest accordingly.

Team and Leadership

I have never been more confident in the team running this business. I am supported by a leadership group that, in my biased opinion, is the strongest in the industry — seasoned operators in pharmacy, clinical operations, technology, marketing, legal, and compliance who have chosen to spend this chapter of their careers at LifeMD because they believe in what we are building. I want to specifically welcome Atul, our new Chief Financial Officer, whose appointment I consider one of the most important additions we have made as a public company. Atul brings exactly the combination of public-company financial rigor, healthcare depth, and operator instinct that LifeMD needs at this stage, and his early impact on our planning, forecasting, and capital allocation discipline has already been significant. With Atul on the team,

our ability to communicate our story to the market — and to execute against the financial framework below — is better than it has ever been.

Financial Framework

The way we think about 2026 is simple: grow the right kind of revenue, drop more of it to the bottom line, and exit the year with an operating model that is demonstrably more profitable than the one we entered it with. We are managing the business to exit the fourth quarter of 2026 at an approximately $250 million annualized revenue run rate with approximately $25 million of annualized adjusted EBITDA — roughly a 10% adjusted EBITDA margin at run rate, on a business that is still investing heavily into Women's Health, Weight Management, our Men's Health offerings, and likely into new strategic partnerships we will announce. We view that as a floor, not a ceiling. Beyond 2026, the combination of higher-quality DTC revenue, diversified Pharma and Partnerships contribution, continued pharmacy gross margin leverage, and AI-driven G&A efficiency should allow operating leverage to compound meaningfully.

Closing: Why LifeMD

Every year, I meet with thousands of investors — individual shareholders, family offices, and large institutions alike. The most common question I hear, by far, is simple: What makes LifeMD unique? Why is LifeMD poised to continue capturing market share and building an incredibly durable business in virtual care and pharmacy — a market with one of the largest total addressable markets on the planet? Since this question comes up in nearly every conversation, I thought it fitting to close this letter with my current thinking on what makes LifeMD so special.

1. A True Healthcare Platform, Not a Single Product. LifeMD is building a virtual destination for quality, affordable, and convenient healthcare — not around one product or service, but across the full range of conditions that can be treated in a virtual environment. Whether through affordable self-pay pricing or commercial and government insurance, our platform enables patients to access primary care, specialty care, pharmacy, and labs in one place. Businesses in this industry do not win with a single product. They win by delivering an incredible value proposition to patients on a platform they never want to leave. LifeMD has built that platform, and I believe the story over the coming years will

be one of extraordinary retention, repeat purchases across products and services, and extreme patient loyalty.

2. Specialty Care That Is Hard to Replicate. Our highest-growth programs — women's health, weight management, cardiology, and psychiatry — are among the most in-demand areas of healthcare and among the hardest to do well. They require full-time, highly trained providers who invest their careers at LifeMD and are committed to delivering high-quality, longitudinal care. Our affiliated medical group has this characteristic, and very few competitors can say the same.

3. A Benefits Infrastructure Covering Hundreds of Millions of Lives. Our benefits network already sits in front of 112 million covered lives and is on track to exceed 230 million this year — more than two-thirds of the U.S. population. This infrastructure makes our specialty care programs accessible through commercial and government insurance, lowers acquisition costs, improves retention, and creates a distribution advantage that took years to build.

4. Strategic Partnerships That Create a Flywheel. Our collaborations with Eli Lilly, Novo Nordisk, and others in the healthcare industry are difficult or impossible for competitors to recreate. Each successful partnership validates our platform and encourages the next pharmaceutical or healthcare product company to do the same. This is a flywheel that will continue to compound.

5. Scale That Few Can Match. LifeMD is one of the largest direct-to-patient virtual care and pharmacy platforms in the United States, with over 322,000 active patients, 1.5 million completed consults, a 50-state pharmacy, and 503-A compounding licensure expanding to all 50 states. That scale drives purchasing power, data advantages, operating leverage, and the ability to invest in quality at levels smaller competitors simply cannot sustain.

Taken together, these advantages are what give me the conviction I expressed at the start of this letter. The business is healthier, the team is stronger, the programs are better, the technology is faster, and the moat is deeper than at any prior point in our history. We are grateful to our patients for trusting us, to our providers and employees for the quality of care

they deliver every single day, and to you, our shareholders, for your continued partnership. We intend to keep earning it.

With gratitude,

Justin Schreiber

Chairman & Chief Executive Officer, LifeMD